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                                                                    Exhibit 23.2
                                                                    ------------



                        Consent of Independent Auditors


The Board of Directors
Constellation Brands, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-4 of Constellation Brands, Inc. (formerly known as Canandaigua Brands, Inc.) of our report dated June 24, 1999, with respect to the statement of assets and liabilities related to the product lines sold to Canandaigua Brands, Inc. as of April 9, 1999 and the related statement of identified income and expenses for the year ended December 31, 1998, which report appears in the Form 8-K/A Amendment No. 2 of Canandaigua Brands, Inc. dated April 9, 1999 and to the reference to our firm under the heading "Experts" in this registration statement.


/s/ KPMG LLP


May 11, 2001